                                 SCHEDULE 14A

                                (Rule 14a-101)
                   INFORMATION REQUIRED IN CONSENT STATEMENT

                           SCHEDULE 14A INFORMATION
              Consent Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Consent Statement         [_] Confidential, For Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[_] Definitive Consent Statement

[X] Definitive Additional Materials

[X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        SHOREWOOD PACKAGING CORPORATION
               (Name of Registrant as Specified in its Charter)

                            CHESAPEAKE CORPORATION
                                SHEFFIELD, INC.
                 (Name of Person(s) Filing Consent Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act

  Rules 14a-6(i)1 and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

  On February 16, 2000, Chesapeake issued the following press release:

  [CHESAPEAKE CORPORATION LOGO]

          CHESAPEAKE REJECTS SHOREWOOD'S ATTEMPT TO SET BID DEADLINE;
                   URGES SHOREWOOD TO ENGAGE IN NEGOTIATIONS

Richmond, VA. (February 16, 2000) Chesapeake Corporation (NYSE:CSK) today announced that it has rejected an apparent attempt by Shorewood Packaging Corporation (NYSE:SWD) to set a bidding deadline in connection with the Shorewood Board's consideration of alternatives for the company. Chesapeake reiterated its willingness to negotiate in good faith concerning its fully financed $17.25 per share all cash offer for Shorewood, and again requested access to customary due diligence materials and the opportunity for face-to-face negotiations.

Chesapeake noted that it signed a confidentiality agreement with Shorewood on Monday, February 14, and thereafter received less than 60 pages of rudimentary information from Shorewood. The next day, representatives of Chesapeake met with Shorewood to review that information. However, prior to that meeting, Shorewood set a 24-hour deadline for Chesapeake to provide Shorewood with its "best and final offer and proposal."

Chesapeake also announced that it sent the following letter to Shorewood's financial advisors in connection with the apparent bidding deadline:

                               February 16, 2000

Mr. Scott L. Bok
Managing Director
Greenhill & Co., LLC
31 West 52nd Street, 16th Floor
New York, NY 10004

Dear Scott:

We are in receipt of your letter of February 15, which appears to set an artificial deadline of 4:00 PM today for Chesapeake to provide Shorewood with its "best and final proposal."

As you are well aware, since November 10, 1999, Chesapeake has repeatedly invited Shorewood's Board to engage in serious negotiations regarding the price and structure of our offer. During that three month period, Shorewood claims to have made available due diligence materials, and engaged in substantive discussions, with other interested parties regarding a possible transaction, while excluding Chesapeake from that process. Only after the sweeping decision of the Delaware Chancery Court which, among other things, found that the Shorewood Board acted in a "grossly inadequate" and "grossly uninformed" fashion in the face of Chesapeake's proposal, did Shorewood offer Chesapeake access to any due diligence materials.

It now appears that Shorewood's due diligence offer may be illusory. As you know, the parties entered into a confidentiality agreement late on Monday, February 14. Thereafter, Shorewood provided us with less than 60 pages of the most rudimentary information. The very next day--before any opportunity for access to customary due diligence materials or discussions -- we received your letter with its 24 hour trigger and threat that the Shorewood Board may enter into a transaction with a third party later today, possibly including the grant of a breakup fee.

We believe that such deadline and threat are patently unreasonable, and that Chesapeake has not been afforded a level playing field in its attempts to refine its offer for Shorewood. Accordingly, Chesapeake reserves the right to challenge in court any such alternative transaction by Shorewood.

As you know, within 24 hours of receiving Shorewood's rudimentary information package, representatives of Chesapeake met in New York with Mr. Howard Liebman, President & CFO of Shorewood, to review the information. During the course of that 2 hour meeting, we were advised of certain material non-public information concerning Shorewood's recent performance.

In light of that non-public information, and our stated requirement for customary, limited due diligence to permit us to refine our offer, we delivered a short due diligence request list to Mr. Liebman this morning. As we advised your counsel this afternoon, we stand ready to work with Shorewood to accommodate Shorewood's concerns about disclosing competitively sensitive information and information that would be unduly burdensome to assemble. We continue to expect that, with prompt and reasonable access to due diligence materials and the opportunity for meaningful face-to-face negotiations, Chesapeake will be in a position to advise you of any revisions to our offer in advance of the expected record date for our consent solicitation.

Chesapeake remains willing to negotiate in good faith with the Shorewood Board regarding our fully financed $17.25 per share all cash offer. We believe it is in the best interests of Shorewood's stockholders for Chesapeake to have the benefit of access to customary due diligence, and the opportunity for face-to-face negotiations, to develop our "best and final offer and proposal."

We trust that Shorewood will reconsider its unreasonable deadline, and will enter into prompt and constructive negotiations with Chesapeake.

                               Very truly yours,

                               /s/ Andrew J. Kohut
                                  Andrew J. Kohut

cc: Mr. Howard M. Liebman
    Jeffrey W. Tindell, Esq.

This news release may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 are not applicable to forward-looking statements made in connection with a tender offer, it has not been judicially determined whether such safe harbor provisions apply to forward-looking statements in a consent solicitation conducted in connection with a tender offer. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties, and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as corrugated box, folding carton and display materials; fluctuations in demand; government policies and regulations affecting the environment; interest rates; currency translation movements; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission.

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

Chesapeake Corporation ("Chesapeake") and Sheffield, Inc., a wholly owned subsidiary of Chesapeake ("Purchaser"), and certain other persons named below may be deemed to be participants in a consent solicitation (the "Consent Solicitation") that may be conducted by Chesapeake and Purchaser in connection with the tender offer (the "Offer") by Purchaser to purchase all of the outstanding shares of common stock ("Shares") of Shorewood Packaging Corporation ("Shorewood") for $17.25 per Share net to the seller in cash. The participants in this solicitation may include: (i) the directors of Chesapeake (Harry H. Warner, Chairman of the Board; Thomas H. Johnson, President & Chief Executive Officer; Robert L. Hintz; James E. Rogers; John W. Rosenblum; Frank
S. Royal; Wallace Stettinius; Richard G. Tilghman; Joseph P.Viviano; and Hugh
V. White,

Jr.); and (ii) certain officers of Chesapeake: J.P. Causey Jr., Senior Vice President, Secretary & General Counsel; Andrew J. Kohut, Senior Vice President-Strategic Business Development; Octavio Orta, Executive Vice President-Display & Packaging; William T. Tolley, Senior Vice President-Finance & Chief Financial Officer; Molly Remes, Director-Corporate Communications; and Joel Mostrom, Vice President-Investor Relations. As of the date of this communication, approximately 14.9% of the outstanding Shares of Shorewood, or approximately 4.1 million Shares, are beneficially owned by Chesapeake and Purchaser (including Shares to be purchased pursuant to a stock purchase agreement between Chesapeake and a third-party). Chesapeake has retained Goldman, Sachs & Co. ("Goldman Sachs") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its co-financial advisors in connection with the Offer, for which Goldman Sachs and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. Chesapeake and Purchaser have retained Goldman Sachs and DLJ to act as their Co-Dealer Managers in connection with the Offer, for which Goldman Sachs and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Chesapeake and Purchaser have agreed to indemnify Goldman Sachs and certain related persons and DLJ and certain related persons against liabilities, including certain liabilities under the federal securities laws, arising out of each of their engagements. Neither Goldman Sachs nor DLJ admits that they or any of their respective partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Exchange Act in the solicitation of proxies and/or consents, or that Schedule 14A requires the disclosure of certain information concerning Goldman Sachs or DLJ. In connection with Goldman Sachs' role as Co-Dealer Manager to Chesapeake and Purchaser, the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consents from these institutions, brokers or other persons: Ravi Sinha, George Mattson, James Katzman, Peter Comisar and Jason Gilbert. In connection with DLJ's role as Co-Dealer Manager to Chesapeake and Purchaser, the following investment banking employees of DLJ may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consents from these institutions, brokers or other persons: L. Price Blackford, Doug Brown, Daniel Schleifman, Robert Simensky and Andrew Kramer. Goldman Sachs and DLJ each engage in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business Goldman Sachs and/or DLJ may trade securities of Shorewood for each of their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. Goldman Sachs and DLJ has each informed Chesapeake that, as of the date hereof, neither of them holds any Shares for its own account. Goldman Sachs or DLJ and/or certain of their respective affiliates may have voting and dispositive power with respect to certain Shares held in asset management, brokerage and other accounts. Goldman Sachs, DLJ, and each such of their respective affiliates disclaim beneficial ownership of such Shares. Other than as set forth herein, to the knowledge of Chesapeake and Purchaser, as of the date of this communication, none of Chesapeake, Purchaser, any of their respective directors, executive officers, employees or other representatives, or other persons known to Chesapeake or Purchaser who may solicit consents has any interest, direct or indirect, in Shorewood by security holding or otherwise.

                                     # # #

For media
relations,                                For investor relations,
call:                                     call:
Molly Remes                               William Tolley/Joel Mostrom
804-697-1110                              804-697-1157/804-697-1147

                           Joele Frank/Josh Silverman
                              J. Frank Associates
                           212-355-4449 ext. 107/121